UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 26, 2024

MANULIFE PRIVATE CREDIT FUND

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01664	92-3968552
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

197 Clarendon Street Boston, Massachusetts		02116
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 663-3000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 26, 2024, Manulife Private Credit Fund SPV, LLC, a wholly owned subsidiary of Manulife Private Credit Fund (the “Fund”), entered into a Loan and Security Agreement (the “JPM Funding Facility”), as borrower (the “Borrower”), with the Fund, as the parent and portfolio manager, the lenders party thereto, The Bank of New York Mellon Trust Company, National Association, as collateral agent, collateral administrator and securities intermediary, and JPMorgan Chase Bank, National Association, as administrative agent, that provides a secured credit facility of up to $150 million with a reinvestment period ending March 26, 2027 and a final maturity date of March 26, 2029. The JPM Funding Facility also provides for a feature that allows the Borrower, subject to certain conditions, to increase the overall size of the JPM Funding Facility to a maximum of $500 million. In addition, on March 26, 2024, the Fund, as seller, and the Borrower, as purchaser, entered into a Sale and Contribution Agreement (the “Contribution Agreement,” and together with the JPM Funding Facility, the “Borrower Agreements”), pursuant to which Borrower will either purchase certain corporate loans or receive contributions of cash or such corporate loans (collectively, the “Loans”), from time to time, originated by the Fund or its affiliates.

The obligations of the Borrower under the JPM Funding Facility are secured by substantially all assets held by the Borrower, including the Loans. Borrowings under the JPM Funding Facility will bear interest at Term SOFR or a Base Rate, in each case plus an applicable margin equal to 2.70%, subject to increases for default rate interest from time to time pursuant to the terms of the JPM Funding Facility. In addition, the Borrower will pay, among other fees, an administrative agency fee and a commitment fee on the undrawn balance.

Under the JPM Funding Facility, the Fund and the Borrower, as applicable, have made customary representations and warranties regarding their businesses, among other things, and are required to comply with various covenants, reporting requirements and other customary requirements for similar credit facilities. The JPM Funding Facility includes usual and customary events of default for such facilities of this nature. Proceeds from the JPM Funding Facility must be used for the purposes permitted in the JPM Funding Facility, including purchasing the Loans or other portfolio investments.

Borrowings under the JPM Funding Facility are subject to the Borrower Agreements’ various covenants and leverage restrictions contained in the Investment Company Act of 1940, as amended.

Terms used in the foregoing paragraphs and not defined herein have the meanings set forth in the JPM Funding Facility. The descriptions above are only a summary of the material provisions of the JPM Funding Facility and the Contribution Agreement, and are qualified in their entirety by reference to copies of the JPM Funding Facility and the Contribution Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this current report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*	Loan and Security Agreement, dated March 26, 2024, among Manulife Private Credit Fund SPV, LLC, as borrower, Manulife Private Credit Fund, as the parent and as portfolio manager, the lenders party thereto, The Bank of New York Mellon Trust Company, National Association, as collateral agent, collateral administrator and securities intermediary, and JPMorgan Chase Bank, National Association, as administrative agent.

10.2*	Sale and Contribution Agreement, dated March 26, 2024, between Manulife Private Credit Fund, as seller, and Manulife Private Credit Fund SPV, LLC, as purchaser.

*

Certain schedules and exhibits to this agreement have been omitted pursuant to Item 601(a)(5) of Registration S-K. The exhibit’s table of contents includes a brief description of the subject matter of all of its schedules and exhibits, including the omitted schedules and exhibits. A copy of any omitted schedule and/or exhibit will be furnished supplementally to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2024	MANULIFE PRIVATE CREDIT FUND

	By:	/s/ Betsy Anne Seel
		Name:	Betsy Anne Seel
		Title:	Assistant Secretary